Exhibit 10.4

THIS EMPLOYMENT CONTRACT is made and entered into on the 31st day of January 2014.

BETWEEN

Interlink Electronics Singapore Private Limited (UEN: 201402919M), a company incorporated under the laws of Singapore and having its registered address at 10 Collyer Quay, #10-01, Ocean Financial Centre, Singapore 049315 (hereinafter referred to as the “Employer”); and

Albert Lu Chee Wai, Ph.D., a Malaysian citizen, holder of Singapore Identity Card No: S7161466B, of 205 Balestier Road, #21-02, Singapore 329682 (hereinafter referred to as the “Employee”).

(each a “Party” and collectively the “Parties”)

WHEREAS the Employer wishes to engage the Employee, and the Employee agrees to be engaged as a Chief Technical Officer on the terms and conditions of this agreement (hereinafter referred to as “this Agreement”);

NOW, THEREFORE, the Parties hereto hereby agree as follows:

1.                                      Definitions and Interpretation

1.1                               The definitions and rules of interpretation shall apply in this Agreement.

(a)                                 “Business” means the business of designing, manufacturing and/or supplying human-machine interface solutions, including the Force-Sensing Resistor® technology, and any other businesses established and operated by the Employer and its Affiliates, from time to time.

(b)                                 “Employment” means the Employee’s employment with the Employer on the terms of this Agreement.

(c)                                  “Termination Date” means the date on which this Agreement is terminated.

(d)                                 “Affiliates” means any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with another person or entity. For the purposes of the definition of Affiliates, “control” when used with respect to a person or entity shall mean the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  The terms “controlled” and “controlling” shall have meanings correlative to the foregoing. For avoidance of doubt, Affiliates shall include Interlink Electronics, Inc., Interlink Electronics Europe Limited, Interlink Electronics (China) Limited, and Interlink Electronics Asia Pacific Limited.

1.2                               The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3                               References to the masculine gender include the feminine gender and neuter gender and vice-versa and references to the singular include the plural.

1.4                               References to clauses shall be construed as references to the Clauses of this Agreement.

2.                                      Commencement of Services

2.1                               This Agreement shall commence on 3rd  February 2014 and continue indefinitely, unless or until termination of this Agreement.

3.                                      Duties and Responsibilities

3.1                               The Employer will employ the Employee and the Employee will serve as Chief Technical Officer, or in any other comparable capacity required by the Employer on the terms of this Agreement.

3.2                               The Employee will report directly (i.e. direct (solid-line) reporting) to the President of Interlink Electronics, Inc. The President will provide primary guidance to the Employee, control the major financial resources that the Employee relies on to perform his work, conduct performance reviews with the Employee, and provide all other direct supervision. The Employee will report indirectly (i.e. indirect (dotted-line) reporting) to the Chief Executive Officer of Interlink Electronics, Inc. The Chief Executive Officer will provide additional oversight and guidance to the employee in the execution of his work, and will provide input regarding the Employee’s performance to the President for inclusion in the Employee’s annual performance review.

3.3                               The Employee agrees to perform all the usual duties and assume all the usual responsibilities of a Chief Technical Officer in order to support the Employer’s needs, and to ensure the smooth operation of the Business. In particular, the Employee will be expected to carry out some or all of the following duties:

(a)                                lead the strategic planning of research and development (“R&D”) and application development roadmaps, in alignment with senior management;

(b)                                build, manage, and maintain a world-class R&D and product development engineering team;

(c)                                 provide strategic direction and guidance for basic scientific and applied research programs;

(d)                                manage and commercialise multi-disciplinary intellectual property portfolio and technology platforms;

(e)                                 plan and execute strategic industry partnerships and collaborations with corporations, industry consortiums, universities, research organisations, and government agencies, with a focus on technology/product alignment and securing potential funding/investment opportunities;

(f)                                  provide visible leadership for the Employer within the printed electronics and human-machine interface communities and ensure that the Employer is viewed as the trusted advisor;

(g)                                 identify potential acquisition targets and provide technical assessments for senior management;

(h)                                anticipate and react to major technology changes to ensure the maintenance of company leadership in the competitive landscape;

(i)                                    establish technical standards and ensure adherence to them for product development and company operations; and

(j)                                   support the R&D needs, and take responsibility for any other matters as may be required from time to time, of any of the Employer’s Affiliates or other entities that the Employer may so specify.

3.4                               During the Employment the Employee shall:

(a)                                 act as a director of the Company and carry out duties on behalf of any other Affiliates including, if so required by the Company, acting as an officer or consultant of any such Affiliate;

(b)                                 comply with the articles of association (as amended from time to time) of any Affiliates of which he is a director;

(c)                                  not do anything that would cause him to be disqualified from acting as a director;

(d)                                 unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Affiliate

(e)                                  diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company and any Affiliate;

(f)                                   comply with all reasonable and lawful directions given to him by the Company and any Affiliate;

(g)                                  promptly make such reports to the President in connection with the affairs of the Company and any Affiliates on such matters and at such times as are reasonably required;

(h)                                 report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any Affiliates to the President immediately on becoming aware of it;

(i)                                     use his best endeavours to promote, protect, develop and extend the business of the Company or any Affiliate; and

(j)                                    consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes

3.5       .In addition to the normal duties associated with the Employee’s post and the particular duties of the Employee as listed in clauses 3.3 and 3.4 above, the Employee may be required to carry out additional or alternative tasks as requested from time to time by the Employer.

4.                                      Undertakings by Employee

4.1                               During the term of this Agreement, the Employee hereby undertakes:

(a)                                 to observe and obey the orders of management, conform to and comply with any existing or new directions, regulations and standing orders of the Employer together with any variations thereof, as may be issued by the Employer from time to time;

(b)                                 to act and conduct himself properly towards the directors, management, employees and customers of the Employer, observing all applicable rules of etiquette and behaving with due decorum both during the operating hours of the Business and at all other times;

(c)                                  to carry out his duties diligently and exercise properly the powers assigned to him by the Employer;

(d)                                 to devote all his time, skill and attention to the Business and to faithfully and diligently serve the Employer and perform his duties to the best of his skills and ability;

(e)                                  to avoid any practice which in the opinion of the Employer is or would be likely to jeopardise the Business and interests or which would be prejudicial and detrimental to the good name, image or concern of the Employer;

(f)                                   to report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee of the Employer immediately upon becoming aware of it;

(g)                                  to use his best endeavours to promote the Business and serve the best interests of the Employer and not without the consent of the Employer to be employed in any way or for any purposes whatsoever by any person, firm or company other than the Employer including his time outside the operating hours of the Business;

(h)                                 not to engage or be interested either directly or indirectly in any capacity in any trade, business or occupation whatsoever other than the Business of the Employer, save as allowed with the prior written consent of the Employer for the duration of this Agreement. In this clause the expression “occupation” shall include public or private work which in the opinion of the Employer may hinder or otherwise interfere with the performance by Employee of his duties under this Agreement; and

(i)                                     not to give or accept directly or indirectly, any payment, gratuity, commission or benefit in kind from any person or company supplying goods or services to the Employer or any Business related to the Employer.

4.2                               The Employee warrants that he will not be in breach of any express or implied obligation to any previous employer or any other third party by entering into this Agreement or performing his duties under this Agreement. The Employee acknowledges that, in entering into this Agreement, the Employer has relied on the Employee’s warranty in this clause. The Employer may terminate this Agreement with immediate effect, and the Employee shall have no remedies whatsoever, if any warranty given by the Employee is false.

4.3                               The Employee warrants that he has no undisclosed medical condition(s) that could materially affect his fitness for employment.

4.4                               The Employee warrants that he holds the qualifications and has undertaken the previous work experience disclosed to the Employer, and that all information as supplied by the Employee to the Employer during interviews or in terms of any application, curriculum vitae or letter, is correct and accurate and is not misleading in any way.

5.                                      Hours of Work

5.1                               The Employee shall work during the normal operating hours of the Business which shall be 9.00 a.m. to 6.00 p.m. (Monday to Friday), inclusive of a lunch break of one hour.

5.2                               Notwithstanding clause 5.1 above, the Employee agrees that he may be required by the Employer to work such other hours as may be directed by the Employer without any additional remuneration, including on gazetted public holidays.

6.                                      Place of Work

6.1                               The Employee will be based at 12 Marina View, #23-01 Asia Square Tower 2, Singapore 018961 or at such other place within Singapore as the Employer may reasonably determine.

6.2                               The Employer reserves the right to change the Employee’s place of work to another location within Singapore, or such other office or location as the Employer may in its sole discretion determine.

6.3                               The Employee may be required to travel both throughout and outside Singapore, in connection with his employment.

7.                                      Remuneration

7.1.                            The Employer shall pay the Employee SGD 206,250 per year (before employee deductions, such as Central Provident Fund (“CPF”) contributions), pro-rated and paid monthly at the end of each calendar month (in arrears) after commencement of this Agreement, or such sum proportionate thereto for any period less than 1 calendar month (“Base Salary” or “remuneration”).

7.2.                            After the first calendar year of employment, the Employer may review the Employee’s Base Salary by the end of the first quarter of each year. The Employer is under no obligation to award an increase following a salary review. Salary adjustments will be dependent on the Employee’s work performance.

7.3.                            Where eligible under law, the Employee will be entitled to CPF contribution from the Company in accordance with the existing relevant regulations.

7.4.                            The Employee will be reimbursed for the premium of any private health insurance policy he decides to take out in his name during the course of the Employment, subject to:

(a)                   him providing such receipts or other appropriate evidence as the Company may require;

(b)                   the rules or insurance policy of the relevant insurance provider, as amended from time to time;

(c)                    the Employee satisfying the normal underwriting requirements of the relevant insurance provider of the private medical insurance and the premium being at a rate which the Company considers reasonable.

7.5.                            If the insurance provider refuses for any reason to provide private medical insurance benefit to the Employee, the Company shall not be liable to pay the Employee anything or provide him with any replacement benefit of the same or similar kind or pay any compensation in lieu of such benefit.

7.6.                            The Company shall not cover the cost of any out of pocket expenses of any such private medical insurance.

7.7.                            In the event that the Company decides, in its sole discretion, to introduce a company private medical insurance scheme, the Employee shall be entitled to join that scheme, subject to the terms of the scheme from time to time, and the shall be required to contribute, along with the Company, to the premium.

7.8.                            At any time, the Employer may deduct from the Employee’s remuneration any amounts which the Employee owes to the Employer including, but not limited to, any outstanding loans, advances, the cost of repairing any damage or loss to the Employer’s property caused by him or salary paid in respect of excess paid annual leave taken as at the Termination Date.

7.9.                            The Employer shall deduct from the Employee’s remuneration all such sums it is authorised to deduct under the laws of Singapore, whether for payment of CPF contributions, withholding tax or otherwise.

8.                                      Bonus

8.1                               The Employee may receive an annual bonus of up to 20 per cent of his Base Salary. The quantum of the bonus shall be determined entirely at the Employer’s discretion and the bonus will be paid to the Employee at the end of each completed year of employment or at such intervals as the Employer may in its sole discretion determine.

8.2                               The Employee agrees that 50 per cent of the bonus will be tied to Interlink Electronics Singapore Private Limited’s performance for the year and 50 per cent of the bonus will be tied to individual objectives that the Employer may, in its sole and absolute discretion, set for the Employee for the year. The Employer reserves the right, in its sole and absolute discretion, to assess the abovementioned factors to determine the quantum of bonus to be paid. All such determination as to the quantum of bonus shall be final, and the Employee agrees not to object to or challenge any such determination.

8.3                               The Employee agrees that he will not receive a bonus if he is under notice (whether served by the Employee or the Employer) at the time when the bonus is to be paid.

8.4                               The Employee acknowledges and agrees that he has no right, entitlement, expectation or otherwise of any nature whatsoever, either to be eligible to participate in any bonus arrangements, or as to the level or amount of any payment made to him, and that no such right, entitlement or expectation shall arise by virtue of having received from the Employer any payment of bonus in respect of any previous year or previous period or on account of any current year or period.

9.                                      Employee Share Scheme

9.1.                            The Employee shall be entitled to participate in a restricted stock option scheme consisting of 8,000 shares of Interlink Electronics, Inc. Subject to the approval of the Board of Directors of Interlink Electronics, Inc., the shares will vest with the Employee as follows:

(a)                                 50 per cent of the shares will vest in the Employee four years after the commencement of this Agreement; and

(b)                                 50 per cent of the shares will vest in the Employee five years after the commencement of this Agreement.

10.                               Expenses

10.1.                     The Employer shall reimburse the Employee for all reasonable business expenses which he incurs properly in the course of his employment, subject to the Employer’s prior approval being obtained for such expenses, and provided satisfactory documentary proof and receipts are promptly provided to the Employer. All reimbursements shall be made in accordance with the Employer’s policies and procedures.

11.                               Taxation

11.1.                     All personal income tax and all other forms of taxes on the Employee’s salary, benefits, entitlements, reimbursements and/or allowances (as may be applicable) shall be borne solely by the Employee.

12.                               Leave Entitlements

12.1.                     Annual Leave

(a)                                 The Employee shall be entitled to fifteen (15) days’ paid annual leave in each calendar year together with the usual public holidays in Singapore. If the Employment commences or terminates part way through a calendar year, the Employee’s entitlement during that calendar year shall be calculated on a pro-rata basis.  The 15 days’ paid annual leave time begins to accrue with the employee’s first day of employment as a regular full-time employee.

(b)                                 All annual leave applications must be made in writing to the President and Chief Operating Officer of Interlink Electronics, Inc., Howard Goldberg, at least two to four weeks in advance and shall be approved at the sole and absolute discretion of the aforementioned individual.

(c)                                  Where notice is served (whether by the Employee or the Employer), the Employer may, in its sole and absolute discretion, elect to:

(i)                                     require the Employee to use any accrued annual leave not already taken, during the notice period; or

(ii)                                  pay the Employee in lieu of accrued annual leave not taken,

except where the employment is terminated immediately without notice under clause 14.4, in which case, any accrued annual leave will be immediately forfeited.

(d)                                 If, by the Termination Date, the Employee has taken more annual leave than the Employee has accrued to him, the Employer may require the Employee to repay the salary he has received for those excess days. The Employee agrees that the relevant amount of salary may be deducted from current or future payments due to the Employee from the Employer.

(e)                                  The Employee shall be entitled to carry forward any unconsumed annual leave to the next year. However, an employee may accrue no more than twice (2x’s) the paid annual leave time day allotted per year.  (i.e.: the Employee may only accrue up to thirty (30) days at any one time.)  If an employee reaches the maximum amount of paid annual leave time accrual allowed, accrual will be suspended until the paid annual leave accrual balance has been reduced.  At no time will a paid annual leave balance exceed two times the paid annual leave time accrual amount.

12.2.                     Sick Leave

(a)                   Subject to the Employee’s compliance with this agreement and the Company’s sickness absence procedures (as set out in clauses 12.2(a), 12.2 (b), 12.2 (c) and 12.2 (d) below and as amended from time to time), and subject to clause 12.2 (e), the Employee shall continue to receive his full salary and contractual benefits during any period of absence due to Sick Leave by using any available paid annual leave time accrual balance. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation.  If the Employee chooses not to use accrued paid annual leave time or has exhausted accrued paid annual leave time during the period of Sick Leave, the Employee shall receive statutory sick pay during the period, or any remaining period, of Sick Leave in accordance with applicable legislation.

(b)                   If the Employee is absent from work due to Sick Leave, he must notify his supervisor and/or Human Resources of the reason for the absence as soon as possible. The Employee must speak to Human Resources if he is absent due to Sick Leave for more than five consecutive days.

(c)                    For any period of Sick Leave, the Employee’s supervisor may request a doctor’s certificate. Additionally, if the Employee’s absence lasts for more than three consecutive days, a doctor’s certificate stating the reason for absence must be obtained and supplied to his supervisor. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

(d)                   The Employee agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

(e)                    If the Sick Leave is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. The Employee shall if required by the Company, refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Sick Leave as the Company may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Sick Leave.

(f)                     The rights of the Company to terminate the Employment under the terms of this agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay or other benefits.

12.3.                     Paternity Leave

(a)                                 In accordance with applicable laws, the Employee shall be entitled to 1 week of paternity leave, to be taken within 16 weeks after the birth of the child , provided the following eligibility criteria are satisfied:

(i)                                     the child is a citizen of Singapore;

(ii)                                 the employee is lawfully married to the child’s mother; and

(iii)                             the employee has been employed by the Employer for at least 3 consecutive calendar months as at the date immediately preceding the child’s birth.

(b)                                 This clause shall be amended in accordance with any changes to the applicable laws, as may be revised from time to time.

12.4.                     Childcare Leave

(a)                                 In accordance with applicable laws, the Employee is entitled to 6 days of childcare leave per calendar year, provided the following eligibility criteria are satisfied:

(i)                                     the child is below 7 years of age;

(ii)                                 the child is a Singapore citizen; and

(iii)                             the Employee has been employed by the Employer for at least 3 consecutive calendar months.

(b)                                 In accordance with applicable laws, the Employee is entitled to 2 days of extended childcare leave per calendar year, provided the following eligibility criteria are satisfied:

(i)                                     the child is aged 7 — 12 years (inclusive);

(ii)                                 the child is a Singapore citizen; and

(iii)                             the Employee has been employed by the Employer for at least 3 consecutive calendar months.

(c)                                  Childcare leave is granted on a per parent basis regardless of the number of children that the Employee has. If the Employee has children in both age groups, i.e., those below 7 years as well as between 7 and 12 years of age, the Employee will be eligible for a total of 6 days per calendar year.

(d)                                 This clause shall be amended in accordance with any changes to the applicable laws, as may be revised from time to time.

12.5.                     Extended Sick Leave

(a)                                 The Employee will be allowed to go on extended unpaid sick leave for 12 weeks every calendar year, for the care of a child, parent or spouse with a serious health condition or for his own serious health condition, provided that he has served the Employer for at least 12 months, and has worked at least 1,250 hours during the 12 month period immediately prior to the date of the extended sick leave.

(b)                                 If the Employee cites his own serious health condition as a reason for unpaid  sick leave, the Employee must provide a certification from the health care provider stating the date of commencement of the serious health condition, the probable duration of the condition, and the inability of the Employee to work at all or perform any one or more of the essential functions of his position because of the serious health condition. The Employer may require, at its expense, a second opinion from a health care provider that the Employer chooses. The health care provider designated to give a second opinion will not be one who is employed on a regular basis by the Employer. If the second opinion differs from the first opinion, the Employer may require, at its expense, the Employee to obtain the opinion of a third health care provider designated or approved jointly by the Employer and the Employee. The opinion of the third health care provider shall be considered final and binding on the Employer and the Employee.

(c)                                  If unpaid sick leave is needed to care for a sick child, spouse, or parent, the Employee must provide a certification from the health care provider stating the date of commencement of the serious health condition, the probable duration of the condition, the estimated amount of time for care by the health care provider, and confirmation that the serious health condition warrants the participation of the Employee.

(d)                                 Unpaid sick leave that remains unconsumed within the year cannot be carried over to the following year.

12.6.                     Compassionate Leave

(a)                                 Paid compassionate leave may be taken by the Employee in the event of the death of an immediate family member. An immediate family is considered to be a parent, child, spouse, sibling, grandparent, grandchild or relative normally residing in the Employee’s home. The family member may be biological, adoptive, foster, step, or in-law. The Employer may request documentation to evidence any such relationship, if necessary.

(b)                                 The Employee will be entitled to a maximum of 3 days of compassionate leave in each calendar year.

13.                               Ceasing to be a director

13.1.                     Except with the prior approval of the Company, or as provided in the articles of association of the Company or any Affiliates of which he is a director, the Employee shall not resign as a director of the Company or any Affiliate.

13.2.                     If during the Employment the Employee ceases to be a director of the Company or any Affiliates (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the Company or the relevant Affiliate, as amended from time to time, or by statute or court order) the Employment shall continue with the Employee as an employee only and the terms of this agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation of office.

14.                               Termination

14.1.                     This Agreement may be terminated by either Party at any time by giving the other Party one month’s written notice and may also be terminated for any reason allowed by law.

14.2.                     Either Party may pay the other Party one month’s salary in lieu of all of or any part of any period of notice.

14.3.                     The Employer shall be under no obligation to provide the Employee with any work during any period of notice given either by the Employer or the Employee to terminate this Agreement. The Employer may at any time during the said period suspend the Employee from his employment or exclude him from the premises of the Employer.  During such period, the Employee shall continue to receive salary and all other contractual benefits provided hereunder.

14.4.                     Notwithstanding any provision in this Agreement, the Employer may (without prejudice to, and in addition to, any other remedy) terminate this Agreement immediately, without notice, or payment in lieu of notice or payment of any compensation, bonus, allowance or incentive, if the Employee:

(a)                                                                     is disqualified from acting as a director or resigns as a director from the Company or any Affiliate without the prior written approval of the Company;

(b)                                                                     is absent from work or takes annual leave for more than 2 consecutive days without prior approval from the Employer;

(c)                                                                      becomes a mentally disordered person or a patient within the meaning of the Mental Capacity Act (Cap. 177A);

(d)                                                                     becomes bankrupt or enters into any arrangement or composition with his creditors;

(e)                                                                      is convicted of any criminal offence (other than an offence under road traffic legislation in Singapore or elsewhere for which a fine or non-custodial penalty is imposed);

(f)                                                                       neglects or refuses to perform all or any of his duties under this Agreement, breaches any of the provisions of this Agreement, or refuses to comply with any lawful directive of the Employer;

(g)                                                                      is guilty of any dishonesty, fraud, embezzlement, or other gross default or gross misconduct, gross incompetence, gross negligence of duty in connection with or affecting the Business;

(h)                                                                     ceases to be eligible to work in Singapore;

(i)                                     refuses to work reasonable overtime;

(j)                                    interferes with another employee’s ability to perform his/her work;

(k)                                 leaves the Employer’s premises during working hours without notifying the Employer;

(l)                                     engages in unauthorised solicitation during working hours, including distributing non-work related materials;

(m)                             disregards safety regulations;

(n)                                 fights on the Employer’s premises, threatens violence or harm to another individual or to the Employer, or intimidates, coerces or extorts from other employees;

(o)                                 engages in theft of or wilful damage to property belonging to the Employer, another employee, or any individual on the Employer’s premises, or removes the Employer’s property without authorisation;

(p)                                 possesses or brings weapons, illegal drugs, controlled medication (without authorisation) or alcohol onto the Employer’s premises;

(q)                                 reports to work under the influence of drugs or alcohol;

(r)                                    drives an Employer vehicle under the influence of alcohol or drugs (whether illegal or prescribed) or without a current and valid driver’s licence;

(s)                                   engages in discrimination or harassment of any type;

(t)                                    removes or posts materials on the Employee’s walls, bulletin boards, etc. without proper authorisation; or

(u)                                 breaches any of the Employee’s rules, regulations or policies.

14.5.                     The Employee shall not, at any time after the termination of this Agreement, represent himself as being in any way connected with or interested in the Business or the Employer.

15.                               Retirement

15.1.                     This Agreement and the Employee’s employment will, in any event, terminate on the date on which the Employee reaches 62 years of age, which constitutes the normal retirement age, or such minimum age as may be required by law.

15.2.                     Thereafter, if the Employee is assessed by the Employer to have at least satisfactory work performance, and is medically fit to continue working, the Employer will re-employ the Employee until the Employee reaches the age of 65 in accordance with all applicable laws and regulations, including the Retirement and Re-employment Act (Cap. 274A).

16.                               Non-compete

16.1.                     The Employee agrees to be bound by the terms of the Non-Disclosure Agreement contained in Annex A of this Agreement.

17.                               Confidentiality

17.1.                     The Employee agrees to be bound by the terms of the Proprietary Information Agreement as contained in Annex B of this Agreement.

18.                               Inconsistency

18.1.                     In the event of any inconsistency or conflict among the terms and conditions of this Agreement, the Non-Disclosure Agreement and the Proprietary Information Agreement, the terms and conditions of this Agreement shall take precedence in resolving such inconsistency or conflict.

19.                               Personal Data Protection

19.1.                     The Employee consents to his Personal Data being collected, used and/or disclosed by the Employer for the following purposes:

(a)                                 performing obligations under and/or in connection with the Employee’s contract of employment (including payment of remuneration and tax);

(b)                                 all human resources related matters conducted by the Employer, including administering payroll, performance management, assessing training needs, developing and/or implementing human resource policies or strategies, investigating or auditing on acts or defaults (or suspected acts/defaults), management forecasting, planning and negotiations concerning the legitimate business interests of the Employer;

(c)                                  managing and terminating the employment relationship between the Employee and the Employer; and

(d)                                 transmission to any of the Employer’s Affiliates or related companies and/or third party service providers of the Employer or its affiliated or related companies (some of which are outside of Singapore) for the above purposes.

“Personal Data”, includes, without limitation, the Employee’s:

(a)                   resume, educational qualifications/certifications and employment references;

(b)                                 salary information, bank account details and terms governing your employment with the Employer;

(c)                                  work-related health issues and disabilities;

(d)                                 records on leave of absence from work;

(e)                                  photograph;

(f)                                   employment and training history; and

(g)                                  performance assessments and disciplinary records (if any).

19.2.                     If the Employer needs to collect, use and/or disclose your Personal Data for purposes other than that listed above, the Employer will obtain your written consent first, unless such consent is deemed given under the Personal Data Protection Act 2012 (No. 26 of 2012) (“PDPA”) or one of the exceptions in the PDPA applies.

20.                               Change of Terms of Employment

20.1.                     The Employer reserves the right to make reasonable changes to any of the terms of the Employee’s employment. The Employee shall be notified in writing of any change as soon as possible and in any event within 3 business days of the change.

21.                               Notices

21.1.                     Any notice to be given under this Agreement must be given in writing. Notice given to the Employer must be delivered by hand or by post addressed to Interlink Electronics, Inc. at 546 Flynn Road, Camarillo, California, 93012, USA or by email to hgoldberg@iefsr.com.

21.2.                     Any notice given to the Employee shall be given to him personally or sent by post to his last known address, or shall be emailed to him at [insert email address].

21.3.                     Notices served by post will be deemed to be served on the second business day after the date of posting.

22.                               Miscellaneous

22.1.                     The termination of this Agreement howsoever arising shall be without prejudice to any right of action already accruing to either Party in respect of any breach of this Agreement by the other Party.

22.2.                     The Employee shall have no claim against the Employer if his employment is terminated by the liquidation of the Employer, or for the purposes of amalgamation or reconstruction of the Employer.

22.3.                     If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

22.4.                     This Agreement and the documents expressly referenced herein contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements and understandings between the Parties, including any previous contract of employment between the Parties, and may not be modified except in the manner described therein or by an instrument in writing signed by the duly authorised representatives of the Parties.

23.                               Third Parties

23.1.                     With the exception of the Employer’s Affiliates a person who is not a Party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of its terms.

24.                               Governing Law

24.1.                     This Agreement and the relationship between the Parties shall be governed by and construed in all respects in accordance with the laws of Singapore and the Parties agree to submit to the jurisdiction of the Singapore courts.

IN WITNESS WHEREOF the Parties have set their hands the day and year first above written:

SIGNED	)
for and on behalf of	)
Interlink Electronics Singapore Private Limited)
by:	)

/s/ Howard D. Goldberg
Name: Howard D. Goldberg
Title: President & COO, Interlink Electronics Inc.

Agreed to and accepted by:	)

/s/ Albert Lu Chee Wai
Name: Albert Lu Chee Wai, Ph.D
Identity Card No: S7161466B

Annex A

Non-Compete and Non-Solicitation Agreement

Interlink Electronics Singapore Private Limited

10 Collyer Quay, #10-01, Ocean Financial Centre, Singapore 049315

COVENANT NOT TO COMPETE

AND

NON-SOLICITATION AGREEMENT

In consideration of my employment by Interlink Electronics Singapore Private Limited (the “Company”) as Chief Technical Officer, and the compensation now and hereafter paid to me, I, Dr Lu Chee Wai Albert, hereby agree as follows:

1.                                      Definition

“Affiliate” shall mean any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with another person or entity. For the purposes of the definition of Affiliate, “control” when used with respect to a person or entity shall mean the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  The terms “controlled” and “controlling” shall have meanings correlative to the foregoing. For avoidance of doubt, Affiliate shall include Interlink Electronics, Inc., Interlink Electronics UK Limited, Interlink Electronics (China) Limited, Interlink Electronics Asia Pacific Limited, and N2Power  a division of Qualstar Corporation.

2.                                      Non-competition.

(a)                                                         While I am employed by the Company and for a period of one (1) year after the termination of my employment with the Company,  I will not, in the countries where the Company or its Affiliates  have carried on business activities during the twelve (12) months period immediately prior to the termination of my employment, whether as an employee, independent contractor or otherwise, provide advice or services to any company engaged in the same or similar business activities of the Company or its Affiliates, nor will I directly or indirectly, whether alone or with others, establish, own, finance, operate, provide services to, participate in, represent or otherwise be associated with, any business that has one or more products or services, existing or in planning, that compete with any products or services of the Company or its Affiliates

(b)                                                         I agree that for a period of twelve (12) months following my termination, for any reason, I will not work for any existing, former or prospective clients, provided such prospective clients have requested a proposal from the Company or its Affiliates or have received a proposal from the Company or its Affiliates during the period of my employment.  In the event that I violate this covenant, then I agree to pay the Company liquidated damages in an amount equal to two (2) times my annual base salary as set out in my employment contract with the Company

3.                                      Non-poaching. I agree that while I am employed by the Company and for a period of twelve (12) months thereafter, I will not solicit or recruit any of the Company’s or its Affiliates’ employees or independent contractors providing services to the Company or its Affiliates.

4.                                      Non-solicitation. I agree that while I am employed by the Company and for a period of twelve (12) months thereafter, I will not solicit or attempt to interfere with the Company’s or its Affiliates’ relationship with any of its existing, former or prospective clients, provided such prospective clients have either requested a proposal from the Company or its Affiliates, or received a proposal from the Company or its Affiliates during the period of my employment.

5.                                      Non-Disparagement.  I agree that during my employment with the Company or its Affiliates and for a period of twelve (12) months after the date of termination of employment, for any reason, I will not make any disparaging statements about the Company or its Affiliates or the management team of the Company or its Affiliates to any person or entity, except to my legal advisors, if any, or as compelled by legal process and then in such instance only under oath.

6.                                      Reasonable.                 I agree and acknowledge that the time limitation and the geographic scope on the restrictions in Paragraphs 2 to 5 above, and their subparts are reasonable.  I also acknowledge and agree that the limitation in Paragraphs 2 to 5 above, and their subparts are reasonably necessary for the protection of the Company and its Affiliates, that through my employment with the Company I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s and its Affiliates’ business value and good will which was imparted to me.

7.                                      Legal and Equitable Remedies.  In view of the nature of the rights in goodwill, customer relations, employee relations, trade secrets, and business reputation and prospects of the Company and its Affiliates to be protected under this Agreement, I understand and agree that the Company and its Affiliates cannot be reasonably or adequately compensated in damages in an action at law for my breach of my obligations (whether individually or together) hereunder.  Accordingly, I specifically acknowledge and consent that the Company and its Affiliates shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Paragraphs 2 to 5 above, and that such relief may be granted without the necessity of proving actual damages, and without bond.  I acknowledge and agree that the provisions in Paragraphs 2 to 5 above, and their subparts are essential and material to this Agreement, and that upon breach of Paragraph 2 to 5 above, by me, the Company and its Affiliates are entitled, where applicable, to: (a) withhold providing payments or consideration; (b) equitable relief to prevent continued breach; (c) recover damages; and (d) seek any other remedies available to the Company and its Affiliates.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company and its Affiliates to claim and recover damages or other remedies in addition to equitable relief.

8.                                      Extension of Time.  In the event that I breach any covenant, obligation or duty in Paragraphs 2 to 5 above, and their subparts, any such duty, obligation, or covenants to which the parties agreed by Paragraphs 2 to 5 above, and their subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.  The duration and length of my duties and obligations as agreed by this Agreement shall continue upon the effective date of any such settlement, or judicial or other resolution.

9.                                      Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.                               Notices. Any notice to be given under this Agreement must be given in writing. All notices shall be given in accordance with the processes set out in the Employment Contract.

11.                               Governing Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Singapore, and each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the courts of Singapore for the adjudication of any dispute hereunder, and irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

12.                               Third Parties. With the exception of the Company’s Affiliates, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of its terms.

This Agreement shall be effective as of date set forth below.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I FREELY AGREE TO BE BOUND BY THE TERMS OF THIS AGREEMENT.

Dated: February 1, 2014

EMPLOYEE

/s/ Albert Lu Chee Wai
(Employee
Signature)
Albert Lu Chee Wai
(Printed
Name)
205 Balestier Road, #21-02
(Address)
Singapore 329682
+6597639076
(Telephone No.)

ACCEPTED BY:
INTERLINK ELECTRONICS SINGAPORE PRIVATE LIMITED

By:	/s/ Howard D. Goldberg
Name:	Howard D. Goldberg
Title:	President & COO Of Interlink Electronics, Inc.
Dated:	January 31, 2014

Annex B

Proprietary Information Agreement

Interlink Electronics, Inc.

546 Flynn Road

Camarillo, California  93012

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by INTERLINK ELECTRONICS, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree (the “Agreement”) as follows:

1.                                      NONDISCLOSURE.

1.1                  Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such disclosure in writing.  I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2                  Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3                  Third Party Information.  I understand that the Company has received and in the future will receive confidential and/or proprietary information from third parties (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4                  No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

1.5                  Request for Disclosure.  If I am requested to or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, other process, or an order issued by a court or by a local, state or federal regulatory or administrative body) to disclose Proprietary Information, I agree to immediately notify the Company of the existence, terms and circumstances surrounding such request or order; consult with Company on the availability and advisability of the Company taking steps to resist or narrow such request or order; and refrain from opposing any action by Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information.

2.                                      ASSIGNMENT OF INVENTIONS.

2.1                  Proprietary Rights.  For the purposes of this Agreement the term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2                  Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3                  Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4                  Unrelated Inventions.  This Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.

2.5                  Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after termination of my employment with the Company for any reason, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others that embody a conflicting product or service.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6                  Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7                  Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8                  Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, to the extent such assistance is not unreasonably burdensome to me, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.                                      RECORDS.

I agree to keep and maintain adequate and current records(in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.                                      OUTSIDE ACTIVITIES.

I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5.                                      NO CONFLICTING OBLIGATION.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.  This Agreement shall not prevent me from engaging in other non-competitive and non-conflicting business activities, provided that such activities do not require a material amount of my time during business hours.

6.                                      RETURN OF COMPANY DOCUMENTS.

When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing a termination agreement in the form attached hereto as Exhibit B..

7.                                      LEGAL AND EQUITABLE REMEDIES.

Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.                                      NOTICES.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by recognized overnight courier one (1) day after the date of mailing or if sent by certified or registered mail, three (3) days after the date of mailing.

9.                                      NOTIFICATION OF NEW EMPLOYER.

In the event that I leave the employ of the Company, I agree to promptly notify the Company of the name, address and telephone number of my new employer and I hereby consent to the Company notifying my new employer of my rights and obligations under this Agreement.

10.                               GENERAL PROVISIONS.

10.1           Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Ventura County, California for any lawsuit arising from or related to this Agreement.

10.2           Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3           Successors and Assigns.   I understand and agree that this Agreement shall by assignable by the Company.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4           Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5           Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6           Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7           Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective on the date written below

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:  February 1, 2014

EMPLOYEE

/S/ ALBERT LU CHEE WAI
(Signature)

Albert Lu Chee Wai
(Printed Name)

205 Balestier Road, #21-01
(Address)

Singapore 329682

ACCEPTED AND AGREED TO:

INTERLINK ELECTRONICS, INC.

By:	/s/ Howard D. Goldberg

Title: President and COO, Interlink Electronics, Inc.

Dated:	January 31, 2014

FINAL